$250,000,000 5.375% Senior Notes due 2012
$450,000,000 5.750% Senior Notes due 2017
$800,000,000 6.250% Senior Notes due 2037
TERM SHEET
May 23, 2007

	5.375% Senior Notes	5.750% Senior Notes	6.250% Senior Notes
	due 2012	due 2017	due 2037

Principal Amount:	$250,000,000	$450,000,000	$800,000,000

Issuer:	The Travelers Companies, Inc.	The Travelers Companies, Inc.	The Travelers Companies, Inc.

CUSIP:	89417E AB5	89417E AC3	89417E AD1

Maturity Date:	June 15, 2012	December 15, 2017	June 15, 2037

Public Offering Price:	99.518% Per Note	99.738% Per Note	98.648% Per Note

Gross Proceeds:	$248,795,000	$448,821,000	$789,184,000

Coupon:	5.375%	5.750%	6.250%

Benchmark Treasury:	4.500% UST due April, 2012	4.500% UST due May, 2017	4.500% UST due February, 2036

Benchmark Treasury Yield:	4.785%	4.863%	5.031%

Spread to Treasury:	+ 70 bps	+ 92 bps	+ 132 bps

Reoffer Yield:	5.485%	5.783%	6.351%

Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, commencing December 15, 2007	Semi-annually in arrears on June 15 and December 15, commencing December 15, 2007	Semi-annually in arrears on June 15 and December 15, commencing December 15, 2007

Make Whole Call:	T+12.5 bps	T+15 bps	T+20 bps

Ratings[1]

• Moody’s	A3/positive	A3/positive	A3/positive

• S&P	A-/stable	A-/stable	A-/stable

• Fitch	A/stable	A/stable	A/stable

• A.M. Best	a-/stable	a-/stable	a-/stable

Day Count Convention:	30/360	30/360	30/360

Security Type:	Senior Unsecured Notes	Senior Unsecured Notes	Senior Unsecured Notes

Legal Format:	SEC Registered	SEC Registered	SEC Registered

	5.375% Senior Notes	5.750% Senior Notes	6.250% Senior Notes
	due 2012	due 2017	due 2037

Specified Currency:	U.S. Dollars	U.S. Dollars	U.S. Dollars

Trade Date:	May 23, 2007	May 23, 2007	May 23, 2007

Settlement Date (T+3):	May 29, 2007	May 29, 2007	May 29, 2007

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof	$1,000 and integral multiples of $1,000 in excess thereof	$1,000 and integral multiples of $1,000 in excess thereof

Book-Running Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc. Wachovia Capital Markets, LLC	Banc of America Securities LLC Deutsche Bank Securities Inc. Wachovia Capital Markets, LLC	Banc of America Securities LLC Deutsche Bank Securities Inc. Wachovia Capital Markets, LLC

Co-managers:	Barclays Capital Inc. BNY Capital Markets, Inc. Greenwich Capital Markets, Inc. National Australia Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC	Barclays Capital Inc. BNY Capital Markets, Inc. Greenwich Capital Markets, Inc. National Australia Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC	Barclays Capital Inc. BNY Capital Markets, Inc. Greenwich Capital Markets, Inc. National Australia Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC

1.	Agency ratings are not a recommendation to buy, sell or hold any security, and they may be revised or withdrawn at any time by the rating organization. Each agency’s rating should be evaluated independently of any other agency’s rating. The system and the number of rating categories can vary widely from rating agency to rating agency.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com, by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or by calling Wachovia Capital Markets, LLC toll-free 1-866-289-1262 or e-mailing syndicate.ops@wachovia.com.